Exhibit 99.1

For Information: Paul V. Dufour	For Immediate Release
Telephone:(972) 401-7391	April 30, 2003

IMCO RECYCLING’S FIRST QUARTER RESULTS BENEFIT

FROM BETTER PROFITABILITY IN INTERNATIONAL OPERATIONS

Irving, Texas—IMCO Recycling Inc. (NYSE:IMR) today reported first quarter 2003 net earnings of $1.3 million or $.09 per common diluted share.

In the first quarter of 2002 the company’s earnings were $382,000 or $.03 per share before the cumulative effect of a required accounting change regarding amortization of goodwill that was adopted effective January 1, 2002. After the cumulative effect of the accounting change, IMCO recorded a net loss of $58.3 million or $3.95 per share for the first quarter of 2002.

Don V. Ingram, chairman and chief executive officer, said: “The improvement in our first quarter profitability was a result of the recent significant expansion of our international operations. We believe this trend will continue throughout the year because we now have full ownership of VAW-IMCO, our former joint venture in Germany, and because our plants in Brazil and Mexico are expected to sharply raise their volume in 2003 from last year’s level.

“First quarter income of our aluminum segment was seven percent below that of the same period last year,” he said. “We achieved higher volume and better margins in the production and sale of specialty alloys that are provided to vehicle manufacturers and their component suppliers. However, our domestic aluminum recycling volume continues to be negatively

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affected by the low level of U.S. manufacturing activity. Volume at our U.S. aluminum recycling plants has also been reduced by weak demand from can stock producers, a decline in the beverage can recycling rate, and the continued shutdown of primary smelters in the Pacific Northwest. We are continuing to make progress in reduction of plant operating costs and gains in productivity achieved through installation of technically advanced equipment and processes. While the aluminum segment’s total volume declined in the first quarter, its income per pound processed increased slightly.”

Mr. Ingram said that first quarter income of the company’s zinc segment about equaled the levels of the year-ago period even though volume declined slightly and zinc prices were at very low levels.

In March 2003 IMCO signed an agreement under which its joint venture in Germany, VAW-IMCO, finalized the redemption value for the shares in the firm held by a partner. This agreement resulted in VAW-IMCO becoming a consolidated subsidiary of IMCO Recycling.

The company previously reported VAW-IMCO’s financial results under the equity method of accounting which recorded only IMCO Recycling’s 50 percent share of VAW-IMCO’s after-tax earnings. This accounting method was used in January and February of 2003 and equity in earnings of affiliates increased significantly in the first quarter because of improved volume and margins in VAW-IMCO’s transportation market business.

Effective March 1, 2003, all of VAW-IMCO’s accounts were consolidated into IMCO Recycling’s financial statements. In addition, effective with the first quarter of this year, the company is reporting separate segment results for its international activities as well as its domestic aluminum and

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zinc operations.

The consolidation of VAW-IMCO’s accounts into IMCO Recycling’s financial statements was the principal reason for increases in the company’s first quarter processing volume, revenues, cost of sales and selling, general and administrative expense. Operation of the company’s Brazilian plant that was acquired in 2002 and of its Mexican facility that was expanded and upgraded last year also contributed to these increases.

Total aluminum and zinc processing volume was 663.2 million pounds, eight percent above volume of 611.6 million pounds in 2002’s first quarter.

Revenues rose 24 percent to $195.1 million from $157.9 million in the same period last year. This increase resulted from the inclusion of VAW-IMCO’s March volume into IMCO Recycling’s accounts. The majority of VAW-IMCO’s processing volume is based on product sales which include the cost of metal purchased, processed and sold.

Selling, general and administrative expense totaled $8.0 million, 41 percent above the year-ago level of $5.7 million due to the operation of more facilities and higher professional and other costs.

The combination of interest expense and fees on receivables sales declined slightly to $2.6 million from $2.7 million in the first quarter of 2002.

IMCO Recycling’s first quarter tax provision rose due to a higher level of pretax income.

IMCO Recycling’s management and lenders have agreed on an amendment to the company’s revolving credit agreement that, among other things, eases certain restrictive financial covenants effective March 31,2003 and for the remainder of 2003.

Looking forward, Mr. Ingram said he expects the company’s

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second quarter 2003 net earnings to be somewhat improved from those of the first quarter. “The amount of improvement is dependent upon the strength of the domestic economy and the continued successful integration of our expanded foreign operations.”

The public and media are invited to listen to IMCO Recycling’s conference call that will begin at 10:30 A.M.(EDT) tomorrow. To access the call, log on to the web at http://www.firstcallevents.com/service/ajwz379085293gf12.html. If you are unable to access the call on a live basis, it will be archived on the website www.imcorecycling.com for two weeks. To access the replay, click on For The Investor and go to News Releases.

IMCO Recycling Inc. is the world’s largest recycler of aluminum and zinc. The company has 22 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding estimated second quarter net earnings, anticipated benefits from cost reductions and productivity gains, the effect of the strength of the domestic economy, expected positive contributions from expanded international operations and the effect of successful integration of such operations. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, a continuation of weak demand resulting from U.S. and worldwide economic conditions; risks related to the price of aluminum and zinc on world and U.S. markets; the company’s ability to refinance its credit facilities to finance its business plans; future natural gas and other fuel costs of the company; the financial condition of its customers and the retention of its major customers; additional future write-downs and impairment charges that are currently unforeseen; the timing and amounts of collections; utilized capacity of the company’s various facilities; future levels and timing of capital expenditures; fluctuations in operating margins for the various products and services the company provides; availability of aluminum scrap

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and other metal supplies in the U.S. and Europe that the company processes; the ability of the company to enter into effective metals, natural gas and other commodity derivatives; business conditions in the aluminum and zinc industries, as well as the steel and automotive industries; the future mix of products and services sold; the future mix of product sales vs. tolling business; currency exchange fluctuations; and other risks listed in the company’s filings with the Securities and Exchange Commission, including but not limited to the reports on Form 10-K for the fiscal year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003, particularly the sections entitled “Cautionary Statements For Purposes of Forward-Looking Statements” contained therein.

IMCO Recycling Inc. and Subsidiaries

Consolidated Results of Operations

(in thousands, except per share data)

(unaudited)

	For the three months ended March 31,
	2003	2002
Revenues	$195,083	$157,901
Cost of sales	183,176	149,312

Gross profit	11,907	8,589
Selling, general and administrative expense	8,005	5,667
Fees on receivables sale	290	419
Interest expense	2,349	2,251
Interest and other income	67	(102)
Equity in earnings of affiliates	(925)	(272)

	9,786	7,963
Earnings (loss) before provision for income taxes, minority interests and accounting change	2,121	626
Provision (benefit) for income taxes	646	194

Earnings (loss) before minority interests and accounting change	1,475	432
Minority interests, net of provision for income taxes	152	50

Earnings (loss)before accounting change	$1,323	$382

Cumulative effect of accounting change (after tax)	—	(58,730)

Net earnings (loss)	$1,323	$(58,348)

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	For the three months ended March 31,
	2003	2002(1)
Net Earnings (Loss) Per Common Share:

Basic before accounting change	$0.09	$0.03
Cumulative effect of accounting change	—	$(4.01)

Basic earnings per share	$0.09	$(3.98)

Diluted before accounting change	$0.09	$0.03
Cumulative effect of accounting change	—	(3.98)

Diluted earnings per share	$0.09	$(3.95)

Weighted Average Shares Outstanding:
Basic	14,502	14,651
Diluted	14,548	14,762

Supplementary Information
Depreciation and amortization	$6,305	$6,094
Capital spending	$2,392	$1,310

Segment Information
Segment Volume:
Aluminum	487,758	524,435
International	121,192	31,488
Zinc	54,296	55,709

	663,246	611,632

Percent Tolled	56%	62%

Segment Revenues:
Aluminum	$127,117	$115,392
International	33,264	6,046
Zinc	34,702	36,463

	$195,083	$157,901
Segment Income:
Aluminum	$5,813	$6,226
International	2,909	149
Zinc	1,106	1,095

	$9,828	$7,470

(1)	Certain reclassifications have been made to 2002 segment information to conform to the current year presentation.

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IMCO Recycling Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current Assets:
Cash	$25,044	$6,875
Accounts Receivable, Net	74,342	24,501
Inventories	61,167	42,730
Other Current Assets	17,557	16,565

Total Current Assets	178,110	90,671

PP&E, Net	214,321	187,451
Goodwill, Net	67,961	51,118
Investments	1,175	17,467
Other Assets, Net	6,209	4,703

TOTAL ASSETS	$467,776	$351,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$103,451	77,682
Accrued Liabilities	24,538	18,589
Short-Term Notes Payable	9,000	7,420
Current Maturities Of L-T Debt	136,354	94,075

Total Current Liabilities	273,343	197,766

Long-Term Debt	34,408	14,550
Deferred Income Taxes Payable	15,754	10,883
Other Long-Term Liabilities	25,359	11,347
Stockholders’ Equity	118,912	116,864

TOTAL LIABILITIES AND EQUITY	$467,776	$351,410

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